Exhibit 4.76

AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this ***"Amendment"***) is made and entered into as of October 15, 2012 by and among Williams Industries, LLC, a Delaware limited liability company (the ***"Seller"***) and Cypress Camon Energy, LLC – Five Mile Series, a Delaware series limited liability company (***"Buyer"***).

RECITALS:

WHEREAS, Seller purchased certain assets, including the purchase of certain real estate and equipment and the assignment and subleasing of certain coal leases (the ***"Assets"***) from Kentucky Fuel Corporation, a Delaware corporation (***"KFC"***) pursuant to the terms and conditions of an asset Purchase Agreement dated as of May 10, 2012 (the ***"KFC Agreement"***), as amended by Amendment Extending Closing Deadline dated June 9, 2012 and Second Amendment to Asset Purchase Agreement dated as of an even date herewith (the ***"KFC Second Amendment"***) by and between Seller, KFC and James C. Justice Companies, Inc., a Delaware corporation and the ultimate parent entity of the KFC (the ***"KFC Parent"***).

WHEREAS, Buyer and Seller entered into that certain Asset Purchase Agreement dated as of June 13, 2012 (the ***"Purchase Agreement"***), pursuant to which Buyer agreed to acquire from Seller, and Seller agreed to sell to Buyer (the ***"Sale"***), the Assets that Seller acquired from KFC in accordance with the terms of the Purchase Agreement; and

WHEREAS, the KFC Second Amendment entered into by Seller and KFC amended the KFC Purchase Agreement to, among other things, (i) extend the Closing Date to no later than November 9, 2012, (ii) to provide for specific indemnification by KFC, guaranteed by KFC Parent, of that certain litigation proceeding (the ***"NLTM Litigation"***) initiated against KFC by The New London Tobacco Market, Inc. in the United States Court for the Eastern District of Kentucky (Case No. 6:12-CV-0091-GFVT), (iii) amend and restate the Schedules to the KFC Agreement and (iv) to provide that instead of the assignment of certain coal leases from KFC to Seller, such coal leases, which are not directly in the name of KFC as lessee thereunder, shall be subleased from KFC to Seller; and

WHEREAS, Seller and Buyer desire and agree to amend the Purchase Agreement to, among other things, (i) extend the Closing Date and (ii) provide applicable conforming changes to reflect the other amendments made in the KFC Second Amendment, all in accordance with the terms set forth in this Amendment; and

WHEREAS, the Seller and Buyer desire to remove from the purchase and sale of assets contemplated under the Purchase Agreement, and likewise to remove all references in such documents to, any and all of the Strong Brothers Leased Real Property, the Strong Brothers Leases and any and all other Assets directly relating thereto (collectively, the "***Strong Brothers Assets***") and as a result of such removal of the Strong Brothers Assets from the sale transaction from KFC to Seller, the Seller and Buyer agree that the Purchase Price shall be reduced from a total of Eleven Million Nine Hundred Thousand and 00/100 Dollars ($11,900,000.00) to a total of Ten Million Nine Hundred Thousand and 00/100 Dollars ($10,900,000.00).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2. Extension of Closing Date. Section 3.1 of the Purchase Agreement is hereby deleted in its entirety and is amended and restated as follows:

> "3.1 **Closing**. The parties shall hold a closing for the purchase and sale of the Assets as soon as reasonably possible after satisfaction of the conditions to closing in Article 7, but in no event later than 5:00 p.m. Eastern Time on the earlier of (a) the day that is Fourteen (14) Business Days from the date as of which both Parties have executed this Amendment or (b) November 9, 2012, or as otherwise mutually agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the ***"Closing Date."***

The Seller and Buyer also agree that the Purchase Agreement is further amended to adjust the deadline(s) for pre-Closing tasks as necessary to allow a Closing to occur on or before the time frame set forth in the revised Section 3.1 above.

3. Removal of Strong Brothers Assets from the Transaction; Revised Purchase Price; Related Amendments.

(a) Notwithstanding anything to the contrary contained in the Purchase Agreement or in the prior amendment(s) thereto (including without limitation the Schedules and Exhibits thereto), the parties amend the Purchase Agreement and all prior amendments thereto (including without limitation the Schedules and Exhibits thereto) so as to remove from the purchase and sale of assets contemplated thereby, and likewise to remove all references in such documents to, the Strong Brothers Assets. As a result of the removal of the Strong Brothers Assets from the purchase and sale of assets under the Purchase Agreement as amended, the purchase price to be paid by Purchaser at Closing under Section 3.3(a) shall be reduced to Ten Million Nine Hundred Thousand Dollars ($10,900,000.00).

(b) Without limitation of the foregoing, the following specific sections, subsections and Schedules shall be amended to effectuate the intent of Section 3(a) of this Amendment:

(i) Section 3.3(a) of the Purchase Agreement is hereby amended by deleting the amount *"Eleven Million Nine Hundred Thousand Dollars ($11,900,000.00)"* and inserting in lieu thereof the amount *"Ten Million Nine Hundred Thousand Dollars ($10,900,000.00)"* as the purchase price to be paid at Closing as further provided in Section 3.3(a).

(ii) Section 2.1(b) is hereby deleted from the Purchase Agreement and in lieu thereof the language *"(b) RESERVED"* is hereby inserted. Section 2.1(b) referenced and defined Strong Brothers Leased Real Property.

(iii) Section 2.1(c) is hereby amended by deleting therefrom the reference to *"the Strong Brothers Leased Real Property"*, so that Section 2.1(c) as amended reads as follows:

> "(c) the leased real property related to the Fivemile Permit and identified on *Schedule 2.1(c)*, subject to Section 11.14 of this Agreement, and all rights, privileges, easements and other appurtenances relating thereto (the *"Fivemile Leased Real Property,"* and together with the Andy Tipple Leased Real Property, the *"Leased Real Property"*) (in turn, the Leased Real Property and Owned Real Property are sometimes collectively referred to as the *"Real Property"*);"

(iv) Section 2.1(e) is hereby deleted and in lieu thereof the language *"(e) RESERVED"* is hereby inserted. Section 2.1(e) had referenced and defined the Strong Brothers Permit.

(v) Section 2.1(f) is hereby amended by deleting therefrom the reference to *"the Strong Brothers Permit"*, so that Section 2.1(c) as amended reads as follows:

> "(f) the permit owned by Fivemile Energy, LLC and/or Fivemile Energy, Inc. (collectively, *"Fivemile"*) and listed on *Schedule 2.1(h)* (the *"Fivemile Permit,"* and together with the Seller Permits, the *"Permits"*), to the extent transfer is permitted by Law."

(vi) Section 1.2 (Other Defined Terms) is hereby amended by deleting the references to *"Strong Brothers Leased Real Property 2.1(b)"* and *"Strong Brothers Permit 2.1(g)"*

(vii) Section 3.2 (Seller's Deliveries) is hereby amended by deleting therefrom the words *"Strong Brothers Assets, Strong Brothers Permits"* and adjusting the grammar accordingly.

(viii) As provided in Section 5 of this Amendment, the Seller Disclosure Schedules to the Purchase Agreement are hereby amended and restated as attached as *Exhibit B* hereto, which such Amended and Restated Seller Disclosure Schedules include the following amendments:

(A) deleting *Schedule 2.1(b)* (Strong Brothers Leased Real Property),

(B) deleting *Schedule 2.1(e)* (Strong Brothers Permit);

(C) amending the reference in clause 1 of *Schedule 2.1(h)* (Contracts) the reference to *"Schedule 2.1(b) (Strong Brothers Leased Real Property)"*;

(D) amending *Schedule 4.5* (Compliance with Law) by deleting the entire paragraph relating to the Strong Brothers Permit and notices of violation and cessation order relating thereto and replacing it with the amended *Schedule 4.5* included in *Exhibit B* hereto;

(E) amending *Schedule 8.2(d)* (Bonds) by deleting the second line item in its entirety, including particularly the words *"Strong Brothers Permit"* and the amount *"$298,800"*; and,

(F) deleting all references to the Duff and Wells lease from the Schedules wherever such references may have appeared.

4. Special Indemnification by KFC. Buyer and Seller acknowledge that (i) KFC has provided certain special indemnification to both Seller and Buyer with respect to the NLTM Litigation as set forth in Section 3 of the KFC Second Amendment and (ii) the KFC Parent has unconditionally guaranteed such special indemnification obligations of KFC to Seller and Buyer in Section 4 of the KFC Second Amendment in accordance with the terms and conditions of a Guaranty and Suretyship Agreement in substantially the form attached as *Exhibit A* hereto.

5. Amended and Restated Schedules. The Schedules to the Purchase Agreement relating to, among other things, leases, regulatory matters and litigation have been amended and restated by Seller as of the date hereof to reflect the amended schedules to the KFC Agreement that have been provided by KFC pursuant to the KFC Second Amendment, as set forth on *Exhibit B* to this Amendment.

6. Subleases In Lieu of Assignments, As To Certain Leased Property. The Parties agree that, in order to eliminate certain consents from the Schedules to the Purchase Agreement (as amended by this Amendment), they shall enter into subleases instead of assignments of the various leases that comprise the FiveMile Leased Property that was not directly leased by KFC in KFC's own name, and therefore subleased by KFC to Seller under the KFC Agreement, the form of which sublease shall be substantially as set forth in *Appendix I* to this Amendment unless the parties mutually agree to and execute different sublease form. Collectively, such leases that will be subleased to Purchaser are hereinafter referred to as the ***"Subleased Property."*** Seller and Purchaser hereby acknowledge and agree that in Section 7 of the KFC Second Amendment that KFC represented and warranted to Seller and Buyer that no consent is required from the lessors under any of the leases related to the FiveMile Leased Property with respect to the sublease of such leases to Seller, and the subsequent sublease of such subleases by Seller to Buyer. Additionally, the Parties agree that all amounts due to KFC and/or Seller as the sublessors with respect to each of the leases for the Subleased Property shall be paid directly to an escrow or paying agent that is mutually agreed upon by the Parties and has executed and delivered an appropriate escrow or paying agent agreement with the Parties, with such escrow or paying agent making direct payment of all royalty amounts and other amounts due under such leases to the original lessors under such leases, including direct payment of any override

payments due to The New London Tobacco Market, Inc. pursuant to the Brownlow Assignment (as defined in Schedule 2.1(h) of the Purchase Agreement).

7. Additional Covenants Concerning Consents, and Restrictions on Assignments. Anything in this Amendment to the contrary notwithstanding, this Amendment and the assignments, subleases, agreements and instruments that are either exhibits hereto or are otherwise delivered at Closing, shall not constitute an agreement to assign or transfer any right or interest of Seller in or to the Subleased Property or any other of the Assets or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment or transfer, without the consent of a third party thereto, would constitute a breach or other contravention of such right or interest of Seller in the Subleased Property or any other of the Assets or any such related claim or right or benefit. Seller will use its best efforts to obtain any required consents, including, without limitation, the consents set forth in the Schedules as amended by this Amendment, if such consents are required (and the Parties acknowledge that consents to assignment of (i) that certain Land Lease dated as of August 1, 1992 between CSX Transportation, Inc. as lessor and KFC as lessee and successor-in-interest to LLC Kentucky, LLC and Cyprus Southern Realty Corporation and (ii) that certain Private Sidetrack Agreement, dated January 13, 2006, by and between CSX Transportation, Inc. and KFC as successor-in-interest to Kentucky Fuel Hazard Corporation (collectively, the ***"CSX Agreements"***) are two such required consents). If any such consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Purchaser would not in fact receive all such rights, Seller and Purchaser will cooperate in a mutually agreeable arrangement under which the Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Amendment, including contract mining, sub-contracting, sub-licensing, or sub-leasing to the Purchaser which Seller would use its best efforts to enforce for the benefit of the Purchaser, with Purchaser fulfilling, honoring and assuming Seller's obligations, and any and all rights of Seller against a third party thereto. The Seller will promptly pay to the Purchaser all monies received by Seller under any right or interest of Seller in such Subleased Property or any other of the Assets or any such related claim or right or any benefit arising thereunder.

7. No Other Amendment. All other provisions of the Purchase Agreement not specifically referenced in this Amendment shall remain in full force and effect.

8. Entire Agreement. The Purchase Agreement, as amended by this Amendment, constitutes the entire agreement among the parties with respect to the subject matter thereof and together supersede all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter thereof.

9. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky without regard to or application of its conflict of laws rules.

10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment to Asset Purchase Agreement as of the date first above written.

WILLIAMS INDUSTRIES, LLC

By: [signature]

Name: Lloyd Williams

Title: President

CYPRESS CAMON ENERGY, LLC – FIVE MILE SERIES

By: [signature]

Name: DALLAS GROTH

Title: CEO - President

Exhibit A
To
Amendment to Asset Purchase Agreement

Copy of Form of Guaranty and Suretyship Agreement from KFC Parent

Attached

GUARANTY AND SURETYSHIP AGREEMENT

THIS GUARANTY AND SURETYSHIP AGREEMENT (this ***"Guaranty"***) is given as of ______________, 2012 by **JAMES C. JUSTICE COMPANIES, INC.**, a Delaware corporation (hereinafter called "**Guarantor**") and the ultimate parent entity of Kentucky Fuel Corporation, a Delaware corporation (***"KFC"***) to each of WILLIAMS INDUSTRIES, LLC, a Delaware limited liability company (***"Williams Industries"***) and CYPRESS CAMON ENERGY, LLC – FIVE MILE SERIES, a Delaware series limited liability company (***"Cypress"*** and together with Williams Industries, sometimes hereinafter individually referred to as a "**Beneficiary**" and collectively as the ***"Beneficiaries"***).

WITNESSETH:

WHEREAS, Williams Industries, Guarantor and KFC entered into that certain Second Amendment to Asset Purchase Agreement dated as of October 15, 2012 (the ***"Amendment"***) that amended that certain Asset Purchase Agreement dated as of May 10, 2012 entered into by KFC as seller and Williams Industries as the buyer of certain assets of KFC (the ***"Purchase Agreement"***) by providing for, among other things, certain special indemnification by KFC to the Buyer Indemnitees (as defined under the Amendment) with respect to any Damages that may be suffered or incurred by them (or any of them) resulting from, arising directly or indirectly, out of or in connection with the NTLM Litigation, which Amendment requires the Guarantor to execute and deliver to the Beneficiaries this Guaranty as a condition precedent to Williams Industries' obligations to consummate the transactions contemplated by the Purchase Agreement and the Amendment; and

WHEREAS, in accordance with the terms of the Amendment, the Guarantor agrees as follows:

(a) Guarantor does hereby unconditionally, irrevocably and absolutely guarantee to the Beneficiaries, as a primary obligor and not merely as a surety, the complete and timely payment by the Seller for its Special Indemnification obligations set forth in the Amendment subject to the procedures and other provisions contained therein (the ***"Obligations"***). This Guaranty is a guaranty of payment and not merely a guaranty of collection.

(b) Guarantor hereby waives: (i) notice of acceptance of this Guaranty, and of the creation or existence of any of the Obligations and of any action by any of the Beneficiaries in reliance hereon or in connection herewith; (ii) presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Obligations; and (iii) any requirement that suit be brought against, or any other action by any of the Beneficiaries be taken against, or any notice of default or other notice be given to, or any demand be made on, the Seller or any other person, or that any other action be taken or not taken as a condition to Guarantor's liability for the Obligations under this Guaranty or as a condition to the enforcement of this Guaranty against Guarantor; provided, however, the Beneficiaries shall notify the Guarantor in writing if Seller is obligated to but fails to make payment when due of any

Obligations, whereupon Guarantor shall make such payment within fifteen (15) days of such notice.

(c) The Guarantor hereby expressly waives any and all notice with respect to (i) acceptance of this Guaranty by the Beneficiaries and the Beneficiaries' intention to act in reliance upon this Guaranty, (ii) the incurring of the Obligations by Seller and the amount, terms and conditions thereof, , and (iii) presentment, demand, dishonor or protest of any kind, (v) failure of any other guarantor or surety to satisfy the Obligations. provided, however, the Beneficiaries shall notify the Guarantor in writing if Seller is obligated to but fails to make payment when due of any Obligations, whereupon Guarantor shall make such payment within fifteen (15) days of such notice.

(d) Guarantor agrees that upon the failure of Seller to pay all or any portion of the Obligations when due (whether by demand, stated maturity, acceleration or otherwise), and receipt of written notice of such failure or default as provided above, Guarantor will pay, or cause to be paid to the Beneficiaries, within fifteen (15) days of the date of such notice, all Obligations then due, without defalcation or offset of any kind, without the Beneficiaries being required to pursue any of its rights against the Seller or against any other Person, including any other guarantor, and without being required to liquidate or realize upon any collateral securing satisfaction of the Obligations. In the event of the commencement of a case by or against the Seller under applicable bankruptcy or insolvency laws, the Beneficiaries shall have the right, as to the Guarantor, to declare all Obligations immediately due and payable, whether or not either Beneficiary is able to accelerate the same as against the Seller. In any right of action accruing to the Beneficiaries under this Guaranty, a Beneficiary may elect to proceed against (i) the Guarantor only, without first having commenced any action against the Seller, any other guarantor or surety or any collateral security, (ii) the Guarantor together with Seller, or (iii) Seller and then the Guarantor, it being specifically understood and agreed that a Beneficiary is not required to enforce any remedies against the Seller, any other Person liable to the Seller for satisfaction of the Obligations or any collateral securing satisfaction of the Obligations, nor is a Beneficiary required to enforce or resort to any remedies with respect to any lien, security interest or encumbrance that may be granted to the Beneficiaries as security for satisfaction of the Obligations.

(e) The Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by a Beneficiary for any reason whatsoever (including the bankruptcy or reorganization of the Seller or its Affiliates), and the Guarantor shall remain liable hereunder in respect of such payments or obligations or interest thereon as if such payment had not been made. A Beneficiary shall not be obligated to file any claim relating to the Obligations owing to it in the event that the Seller or any of its Affiliates becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of such Beneficiary to file such a claim shall not affect the Guarantor's obligations hereunder. The Guarantor's obligations hereunder are independent of the obligations of the Seller; provided, however, the Beneficiaries shall notify the Guarantor in writing if Seller is obligated to but fails to make payment when due of any Obligations, whereupon Guarantor shall have both the right and obligation to make such payment within fifteen (15) days of such notice. The liability of Guarantor hereunder is not affected or impaired by (i) any voluntary or involuntary liquidation,

dissolution, receivership, attachment, injunction, restraint, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, Seller or any of its assets, including but not limited to any rejection or other discharge of Seller's obligations imposed or asserted by any court, trustee or custodian or any similar official or imposed by any law, statue or regulation in such event, or (ii) the extension of time for the payment of any sum, in whole or in part, owing or payable to Williams Industries under the Purchase Agreement or the Amendment or to any Beneficiary under this Guaranty or the extension of the time for the performance of any other obligation under or arising out of or on account of the Purchase Agreement, Amendment or this Guaranty, or (iii) any failure, omission or delay on the part of Williams Industries to enforce, assert or exercise any right, power or remedy conferred on it in the Purchase Agreement or the Amendment or any action on Williams Industries' part granting indulgence or extension in any form, or (iv) any failure, omission or delay on the part of any Beneficiary to enforce, assert or exercise any right, power or remedy conferred on it in this Guaranty or any action on a Beneficiary's part granting indulgence or extension in any form, or (v) the acceptance, receipt, release, modification, or waiver of, or failure to perfect any interest under or to pursue or seek relief with respect to any other guaranty, pledge or security device whatsoever, or (vi) any payment to a Beneficiary by the Seller that such Beneficiary subsequently returns to the Seller pursuant to court order in any bankruptcy or other debtor-relief proceeding, or (vii) any amendment, modification or other alteration of the Purchase Agreement or the Amendment, or (viii) any indemnity agreement the Seller may have from any party, or (ix) any insurance that may be available to cover any loss. The Guarantor waives any right to any deferral or modification of Guarantor's obligations hereunder by virtue of any such debtor-relief proceeding involving the Seller or any of its Affiliates.

(f) Subject to its right to fifteen (15) day notice of any Seller failure to pay when due any Obligations, Guarantor shall not be entitled to make any defense against any claim asserted by a Beneficiary in any suit or action instituted by such Beneficiary to enforce this Guaranty, the Purchase Agreement or the Amendment, or to be excused from any liability hereunder which the Seller could not make or invoke, and Guarantor hereby expressly waives any defense in law or in equity which is not or would not be available to the Seller, it being the intent hereof that the liability of Guarantor hereunder is primary and unconditional.

(g) It is fully understood that this Guaranty shall be valid and enforceable and shall not terminate until the date on which any and all Obligations, to the extent any arise or exist within the applicable time periods set forth in the Amendment, have been paid in full.

(h) This Guaranty shall be binding upon the heirs, legal representatives, successors and assigns of Guarantor, and shall inure to the benefit of the heirs, legal representatives, successors and assigns of the Beneficiaries.

(i) Guarantor represents that it will receive a direct and material benefit from the Obligations.

(j) Guarantor agrees that all payments that may arise under this Guaranty shall be made in United States Dollars and in immediately available funds, without set-off, counterclaim, recoupment or other deduction of any nature.

(k) The Guarantor represents and warrants that: (i) the Guarantor has the power and authority to enter into and perform the obligations of the Guarantor under this Guaranty; (ii) the execution, delivery and performance of this Guaranty does not and will not conflict with any agreement to which the Guarantor is bound, nor is the consent of any governmental authority or other Person required in connection therewith; (iii) this Guaranty has been duly and validly executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor enforceable against Guarantor in accordance with its terms; and (iv) nothing exists to impair the effectiveness of the liability of the Guarantor hereunder or the immediate effectiveness thereof. All representations and warranties contained in this Guaranty shall survive the execution of this Guaranty and the termination hereof.

(l) This Guaranty shall be governed and construed in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law.

(m) Guarantor hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware over any dispute or proceeding arising out of or relating to this Guaranty, and Guarantor irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. Guarantor hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the venue of any dispute arising out of or relating to this Guaranty brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Guarantor agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(n) <u>WAIVER OF JURY TRAIL</u>. GUARANTOR IRREVOCABLY WAIVES ANY AND ALL RIGHT GUARANTOR MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS GUARANTY, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS GUARANTY OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. GUARANTOR ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

(o) Nothing herein or in any other document referenced herein shall require, or be construed or interpreted to require, Guarantor to pay any attorneys' fees, costs and expenses that are not reasonable, notwithstanding any other provisions hereof or the provisions of any such other document.

(p) If any one or more of the provisions contained in this Guaranty shall for any reason be held to be invalid, illegal or unenforceable in any respect, such holding shall not affect any other provision of this Guaranty, but this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(q) All capitalized terms used herein and not otherwise defined herein, shall have the meanings as ascribed to such terms in the Purchase Agreement or the Amendment, as applicable.

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GUARANTOR ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS GUARANTY, INCLUDING THE WAIVER OF JURY TRIAL AND CONFESSION OF JUDGMENT PROVISIONS AND HAS BEEN ADVISED BY COUNSEL AS NECESSARY OR APPROPRIATE.

WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

	GUARANTOR:
WITNESS:	**JAMES C. JUSTICE COMPANIES, INC.**
By: ______________________________	By: ______________________________
Name: ____________________________	Name: ____________________________
Title: _____________________________	Title: _____________________________

{J1683820.2}

Exhibit B
To
Amendment to Asset Purchase Agreement

Amended and Restated Seller Disclosure Schedules

Attached